EXHIBIT 5.1

Strasburger & Price, LLP

600 Congress Avenue, Suite 2600

Austin, Texas 78701

512-499-3600

512-499-3660 (Fax)

January __, 2002

Tri-Valley Corporation

5555 Business Park South, Suite 200

Bakersfield, California 93309

RE: Registration Statement on Form S-2

File No. 333-71704

Gentlemen:

We have acted as counsel for Tri-Valley Corporation, a Delaware Corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of 8,500,000 shares (the "Shares") of the Company's common stock, as described in the Registration Statement on Form S-2/A (File No. 333-70704) originally filed with the Securities and Exchange Commission on October 17, 2001, as subsequently amended from time to time (collectively, the "Registration Statement"). The Shares, which include 500,000 shares of the Company's common stock to be issued upon the exercise of warrants, may be sold for the benefit of the shareholders of the Company named in the Registration Statement in the manner described in the Registration Statement.

We have examined copies of the Registration Statement and the Exhibits thereto. We have conferred with officers of the Company and have examined the originals or certified, conformed or photostatic copies of such records of the Company, certificates of officers of the Company, certificates of public officials, and such other documents as we have deemed relevant and necessary under the circumstances as the basis of the opinion expressed herein. In all such examinations, we have assumed the authenticity of all documents submitted as originals or duplicate originals, the conformity to original documents of all document copies, the authenticity of the respective originals of such latter documents, and the correctness and completeness of such certificates.

Our opinions expressed below cover only (i) the Delaware General Corporation Law, including applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws, and (ii) the federal law of the United States.

Based upon the foregoing and subject to the qualifications and assumptions set forth herein, it is our opinion that, when and if the Registration Statement shall be declared effective by the Securities and Exchange Commission, as the same may hereafter be amended; and the Shares shall have been sold as contemplated in the Registration Statement, then all of the Shares, upon execution and delivery of proper certificates therefor, will be legally and validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion in the Exhibits to the Registration Statement. Subject to the foregoing, this opinion is limited to the matters expressly set forth in this letter, as limited herein as of the date of this letter.

Very truly yours,

Lee Polson